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                                                                  EXHIBIT 99(B)


                             CITATION CORPORATION
                             INCENTIVE AWARD PLAN

                                  As amended
      by Resolution adopted by the Board of Directors on August 15, 1996 and approved by the shareholders February 18, 1997


1.  PURPOSE.

     The purposes of the 1994 Incentive Award Plan (the "Plan") are to provide long-term incentives and rewards to those employees largely responsible for the success and growth of Citation Corporation and its subsidiaries and divisions (the "Company"), to assist the Company in attracting and retaining executives with experience and ability on a basis competitive with industry practices, and to associate the interests of such key employees with those of the Company's shareholders.


2.  ADMINISTRATION OF THE PLAN.

     (a) Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Board of Directors shall appoint at least two of its members to the Committee. Except as may otherwise be provided in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), no person shall be appointed as a member of the Committee who is not "disinterested" as defined in Rule 16b-3 of the 1934 Act.

Notwithstanding the foregoing, it is hereby acknowledged that prior to the registration of the Common Stock, $.01 par value, of the Company ("Common Stock") under the 1934 Act, the Board of Directors shall serve as the Committee.

     (b) Committee Actions. Each member of the Committee shall serve at the pleasure of the Board of Directors, which may fill any vacancy, however caused, in the Committee. The Committee shall select one of its members as a chairman and shall hold meetings at the times and in the places as it may deem advisable. All actions the Committee takes shall be made by majority decision. Any action evidenced by a written instrument signed by all of the members of the Committee shall be as fully effective as if the Committee had taken the action by majority vote at a meeting duly called and held.

     (c) Committee Powers. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include exclusive authority (within the limitations described herein) to (i) select the employees to be granted awards under the Plan ("Participants"), (ii) determine the type, size and terms of awards to be made to each Participant, including whether
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or not such awards shall be issued for any consideration and, if issued for consideration, the amount and type of consideration, (iii) determine the consideration to be paid upon exercise of an ISO or NSO, as defined herein, (iv) determine the time when awards will be granted and (v) establish objectives and conditions for awards, including any holding period for awards or securities awarded, the effects of termination of employment or disability on awards, vesting requirements and the form of payment of awards. The Committee may, in its sole discretion, delegate such of its powers as it deems appropriate, except that the Committee may not delegate its authority with regard to any matter or action affecting an officer or other person subject to Section 16 of the 1934 Act.

     (d) The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any employee of the Company.


3.  ELIGIBILITY.

     (a) Active full-time and part-time key employees of the Company, its subsidiaries and divisions, whether or not directors of the Company, shall be eligible to participate in the Plan; directors of the Company who are not employees are not eligible. The Committee, or its delegate, shall designate Participants from among such eligible key employees.

     (b) Subject to the limits set forth in this Plan, the Committee at any time may grant additional awards to Participants to whom the Committee had previously granted awards, so that a Participant may hold more than one award at the same time.


4.  AWARDS.

     (a) Types. The Committee may authorize awards under the Plan of any one or a combination of: nonqualified stock options ("NSO"), incentive stock options ("ISO"), stock appreciation rights ("SAR"), and restricted stock. The Committee may make any other type of award which it shall determine is consistent with the objectives and limitations of the Plan. All Incentive Stock Options ("ISOs") awarded hereunder are intended to comply with Internal Revenue Code of 1986, as amended ("Code"), Sections 422 and 424 and all provisions of the Plan and all ISOs granted shall be construed to effectuate that intent. Each award shall be subject to the terms and conditions set forth herein and as determined by the Committee. Committee determinations as to eligibility, form, amount and timing of awards, and other terms and conditions need not be uniform and may be made selectively among Participants who receive or are eligible for awards hereunder, whether or not such individuals are similarly situated.

     (b) Guidelines. The Committee may adopt from time to time policies for its

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implementation of the Plan. Such policies may include, but need not be limited to, the type, size and term of awards to be made to Participants who are eligible key employees and the conditions for payment of such awards. All awards shall be evidenced by a written agreement between the Participant and the Company in the form and containing the terms and conditions authorized by the Committee.

     (c) Maximum Awards. A Participant may be granted multiple awards under the Plan but no one Participant may be granted, in the aggregate, awards that would result in his or her receiving more than 10% of the maximum number of shares of Common Stock available for award under the Plan.


5.  TERMS OF STOCK OPTIONS.

     The Committee may grant options qualifying as ISOs under the Code and NSOs (collectively "Stock Options"), and such Stock Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

     (a) Option Price. The option price per share with respect to each Stock Option shall be determined by the Committee, but shall not be less than 100% of the fair market value of the Common Stock on the date the Stock Option is granted, as determined by the Committee. Unless otherwise determined by the Committee, fair market value shall be deemed to be the mean between the highest and lowest sales prices of the Common Stock on the Consolidated Transaction Reporting System on the date the Stock Option is granted.

     (b) Period of Option. The period of each Stock Option shall be fixed by the Committee.

     (c) Payment. The option price shall be payable at the time the Stock Option is exercised in cash or, at the discretion of the Committee, in whole or in part in the form of shares of Common Stock already owned by the grantee (based on the fair market value of the Common Stock on the date the option is exercised as determined by the Committee). No shares shall be issued until full payment therefor has been made. A grantee of a Stock Option shall have none of the rights of a stockholder until the shares are issued.

     (d) Exercise of Option. The shares covered by a Stock Option may be purchased in such installments and on such exercise dates as the Committee may determine. Any shares not purchased on the applicable exercise date may be purchased thereafter at any time prior to the final expiration of the Stock Option. In no event (including those specified in paragraphs (e), (f) and (g) of this section below) shall any Stock Option be exercisable after its specified expiration period.

     (e) Termination of Employment. Upon the termination of a Participant's employment (for any reason other than retirement, death or termination for deliberate, willful, or gross misconduct), Stock Option privileges for such Participant shall be limited to the shares that were immediately exercisable at the date of such termination. The Committee, however, in its discretion

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may provide that any Stock Options outstanding but not yet exercisable upon the termination of a Participant's employment may become exercisable in accordance with a schedule to be determined by the Committee. Such Stock Option privileges shall expire unless exercised within such period of time after the date of such termination of employment as may be established by the Committee. If a Participant's employment is terminated for deliberate, willful or gross misconduct, as determined by the Company, all rights under the Stock Option shall expire upon receipt of the notice of such termination.

     (f) Retirement. Upon retirement of the Participant, Stock Option privileges for such Participant shall apply to those shares immediately exercisable at the date of retirement. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the retirement of the Participant may become exercisable in accordance with a schedule to be determined by the Committee. Stock Option privileges shall expire unless exercised within such period of time as may be established by the Committee.

     (g) Death. Upon the death of a Participant, Stock Option privileges for such Participant shall apply to those shares that were immediately exercisable at the time of death. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the death of a Participant may become exercisable in accordance with a schedule to be determined by the Committee. Such privileges shall expire unless exercised by legal representatives within a period of time as determined by the Committee but in no event later than the date of the expiration of the Stock Option.

     (h) Limits on Incentive Stock Options. Except as may otherwise be permitted by the Code, the Committee shall not grant, in the aggregate under all plans of the Company, a Participant ISOs that are first exercisable during any one calendar year to the extent that the aggregate fair market value of the Common Stock with respect to which such ISOs are granted, at the time the ISOs are granted, exceeds $100,000.


6.  TERMS OF STOCK APPRECIATION RIGHTS

     The Committee may, in its discretion, grant a stock appreciation right to receive the appreciation in the fair market value of shares of Common Stock ("SAR") either singly or in combination with an underlying Stock Option granted hereunder. Such SARs shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

     (a) Time and Period of Grant. If an SAR is granted with respect to an underlying Stock Option, it may be granted at the time of the Stock Option grant or at any time thereafter but prior to the expiration of the Stock Option grant. If an SAR is granted with respect to an underlying Stock Option, at the time the SAR is granted the Committee may limit the exercise period for such SAR, before and after which period no SAR shall attach to the underlying Stock Option. In no event shall the exercise period for an SAR granted with respect to an underlying

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Stock Option exceed the exercise period for such Stock Option. If an SAR is granted without an underlying Stock Option, the period of exercise of the SAR shall be set by the Committee.

     (b) Value of SAR. If an SAR is granted with respect to an underlying Stock Option, the Participant will be entitled to surrender the Stock Option which is then exercisable and receive in exchange therefor an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender is received by the Company over the Stock Option price multiplied by the number of shares covered by the Stock Options which are surrendered. If an SAR is granted without an underlying Stock Option, the Participant will receive upon exercise of the SAR an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender such SAR is received by the Company over the fair market value of the Common Stock on the date of grant multiplied by the number of shares covered by the grant of the SAR.

     (c) Payment of SAR. Payment of an SAR shall be in the form of shares of Common Stock, cash, or a combination thereof. The form of payment upon exercise of an SAR shall be determined by the Committee either at the time of grant of the SAR or at the time of exercise of the SAR.


7.  TERMS OF RESTRICTED STOCK.

     The Committee may issue shares of Common Stock to a Participant which shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe for the award of restricted stock ("RS"):

     (a) Requirement of Employment. A Participant awarded an RS must remain in the employment of the Company during a period designated by the Committee ("Restriction Period"). If the Participant leaves the employment of the Company prior to the end of the Restriction Period, the RS shall terminate and the shares of Common Stock shall be returned immediately to the Company; provided that the Committee may, at the time of the grant, provide for the employment restriction to lapse with respect to a portion of the RS at different times during the Restriction Period. The Committee may, in its discretion, also provide for such complete or partial exceptions to the employment restriction as it deems equitable.

     (b) Restrictions on Transfer and Legend of Stock Certificates. During the Restriction Period, the Participant may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Common Stock. Each certificate for shares of Common Stock issued hereunder shall contained a legend giving appropriate notice of the restrictions in the grant.

     (c) Custody of Certificates. The Committee may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for shares of Common Stock delivered under the Plan may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the Restriction Period expires or until

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restrictions thereon otherwise lapse, and may require, as a condition of any award of RS that the Participant shall have delivered a stock power endorsed in blank relating to the RS.

     (d) Lapse of Restrictions. All restrictions imposed under the RS shall lapse upon the expiration of the Restriction Period if the conditions as to employment set forth above have been met. The Participant shall then be entitled to have the legend removed from the certificates.

     (e) Dividends. The Committee shall, in its discretion, at the time of the award of RS, provide that any dividends declared on the Common Stock during the Restriction Period shall either be (i) paid to the Participant, or (ii) accumulated for the benefit of the Participant and paid to the Participant only after the expiration of the Restriction Period.


8.  SHARES OF STOCK SUBJECT TO THE PLAN.

     (a) Aggregate Shares. The shares that may be delivered or purchased under the Plan shall not exceed an aggregate of 1,750,000 shares of Common Stock. Shares to be delivered or purchased under the Plan may be either shares of authorized but unissued Common Stock or treasury shares.

     (b) Annual Maximum. On and after August 15, 1996, no more than 200,000 shares of Common Stock shall, in any fiscal year, be first available for award in any such year, so that awards for shares that may be delivered or purchased under the Plan shall not during any fiscal year exceed an aggregate of 200,000 shares of Common Stock in addition to the shares theretofore available. It is the intent of this provision that in the event awards for fewer than 200,000 shares are made in any year, the remainder shall thereafter be available for award, together with any shares available for grant prior to August 15, 1996 and any shares that become available pursuant to section 8 (c) hereafter.

     (c) Reacquired Shares. In the event of a lapse, expiration, termination or cancellation of any award granted under the Plan without the issuance of shares or payment of cash, or if shares are issued as RS hereunder and are reacquired by the Company pursuant to rights reserved upon the issuance thereof, the shares subject to or reserved for such award may again be used for new awards hereunder; provided that in no event may the number of shares issued hereunder exceed the total number of shares reserved for issuance.


9.  DILUTION AND OTHER ADJUSTMENTS.

     In the event of any change in the outstanding shares of Common Stock by reason of any split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, such equitable adjustments shall be made in the Plan and the awards thereunder as the Committee determines are necessary and appropriate, including, if necessary, an adjustment in the maximum number or kind of shares subject to the Plan or which may be or have been awarded to any Participant. Such adjustment shall be conclusive and binding for all purposes of the Plan.

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10.  MISCELLANEOUS PROVISIONS.

     (a) Rights as Shareholder. A Participant under the Plan shall have no rights as a holder of Common Stock with respect to awards of Stock Options or SARs hereunder, unless and until certificates for shares of Common Stock are issued to the Participant.

     (b) Assignment or Transfer. No awards under the Plan or any rights or interests therein shall be assignable or transferable by a Participant except by will or the laws of descent and distribution. During the lifetime of a Participant, awards hereunder are exercisable only by, and payable only to, the Participant or if the Participant is disabled, by the participant's duly appointed guardian or legal representative.

     (c) Requirements for Transfer. No shares of Common Stock shall be issued or transferred under the Plan until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any issuance of shares of Common Stock made to any Participant upon such Participant's written undertaking to comply with such restrictions on his subsequent disposition of such shares as the Committee or the Company shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

     (d) Withholding Taxes. The Company shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards and, with respect to awards paid in stock or upon exercise of stock options, to require the payment (through withholding from the participant's salary or otherwise) of any such taxes. Alternatively, the Company may issue or transfer the number of shares of Common Stock under an award net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred. The obligation of the Company to make delivery of awards in cash or Common Stock shall be subject to currency or other restrictions imposed by any government.

     (e) No Rights to Awards. No employee or other person shall have any claim or right to be granted an award under the Plan.

     (f) Compliance with Section 16(b). Transactions under this Plan and each award to a person subject to Section 16 of the 1934 Act are intended to comply with Rule 16b-3 (or its successors) under the 1934 Act, and the Committee shall impose such minimum holding periods, requirements on the timing of elections and other restrictions on any award as it may deem needed for such compliance. To the extent any provision of this Plan, agreements entered into pursuant thereto or any action by the Committee fails to comply with Rule 16b-3 (or its successors) under the 1934 Act, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     (g) Costs and Expenses. The cost and expenses of administering the Plan shall be borne

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by the Company and not charged to any award nor to any Participant receiving an award.

     (h) The Right of the Company to Terminate Employment. No provision in the Plan or any award shall confer upon any employee any right to continue in the employment of the Company or any subsidiary or division of the Company or to continue performing services for or to interfere in any way with the right of the Company or any subsidiary or division of the Company to terminate his employment or of the right of shareholders of the Company to remove such employee or person as a director at any time for any reason.

     (i) Approval of Shareholders, etc. The Company shall submit the Plan to its shareholders for approval within 12 months of the adoption of the Plan by the Board of Directors; provided further that unless shareholder approval is obtained within said twelve-month period, both the Plan and all outstanding awards shall be rendered immediately void and of no effect.


11.  AMENDMENTS AND TERMINATION.

     The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan.

     Unless the holders of at least a majority of the outstanding shares of Common Stock of the Company shall have first approved thereof, no amendment of the Plan shall be effective that would increase the maximum number of shares which may be delivered under the Plan or to any one individual or extend the maximum period during which awards may be granted under the Plan or make such other changes in the Plan which would require shareholder approval pursuant to Rule 16b-3 under the 1934 Act.

     With the consent of the Participant affected, the Committee may amend outstanding agreements evidencing awards under the Plan in a manner not inconsistent with the terms of the Plan.


12.  EFFECTIVE DATE AND TERM OF PLAN.

     The Plan shall become effective on the date it is approved by the Board of Directors of the Company. No awards shall be made under the Plan after December 31, 2003. The Plan will continue in effect for existing awards so long as any such award is outstanding.


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